Exhibit 99.1

	IR CONTACT:	Barry McCarthy
Thursday, April 17, 2003		CFO
408 399-3740
	PR CONTACT:	Lynn Brinton
Director of Corporate
Communications
408 399-3726

NETFLIX REPORTS FIRST QUARTER REVENUE OF $56 MILLION, UP 82%

YEAR OVER YEAR. RAISES GUIDANCE FOR 2003.

•	Revenue of $55.7 million, up 82 percent year-over-year and up 23 percent sequentially.

•	Non-GAAP net income of $31,000 or $0.00 per basic and diluted share. GAAP net loss of $4.5 million or $0.20 per basic and diluted share.

•	EBITDA of $8.4 million, up 117 percent year-over-year and up 4 percent sequentially. GAAP operating loss of $4.9 million.

•	Non-GAAP free cash flow of $5.5 million for the first quarter and $20.6 million for the twelve months ended March 31, 2003. GAAP net cash provided by operating activities of $12.8 million for the first quarter and $46.4 million for the twelve months ended March 31, 2003.

LOS GATOS, CA — April 17, 2003 — Netflix, Inc. (Nasdaq: NFLX) announced strong financial results for the first quarter ended March 31, 2003. According to Reed Hastings, founder and CEO of Netflix, “The Company broadly outperformed its financial expectations for the quarter. Our strategic focus on improving the Netflix user experience, which produced record low churn and a lower gross margin this quarter, has created a better business model, accelerating the growth of revenue and non-GAAP net income for the full year 2003 and beyond.”

Revenue, Subscribers, and Churn

Total revenue for the first quarter was a record $55.7 million, up 82 percent compared to $30.5 million for the first quarter 2002, and up 23 percent compared to $45.2 million for the fourth quarter 2002.

Netflix ended the first quarter of 2003 with approximately 1,052,000 total subscribers. During the quarter Netflix acquired 417,000 new trial subscribers, a 34 percent year-over-year increase from the 312,000 new trial subscribers acquired in the first quarter of 2002 and a sequential increase of 32 percent over the 315,000 new trial subscribers acquired in the fourth quarter of 2002. For a graphical presentation of the Company’s household penetration growth for those metropolitan shipping centers opened for more than six months, please link to http://ir.netflix.com/news/hubgrowth.pdf.

Average monthly subscriber churn for the first quarter of 2003 was 5.8 percent as compared to 7.2 percent in the first quarter of 2002 and 6.3 percent in the fourth quarter of 2002. Churn includes free trial subscribers as well as paying subscribers who elect not to renew their monthly subscription service during the quarter. Churn rates were better than expected throughout the quarter for free trial and paying subscribers.

Gross Margin

Gross margin for the first quarter was 46.1 percent, down from 48.2 percent in the fourth quarter of 2002. Disc usage per average paid subscriber increased 15 percent during the first quarter. This increase resulted in a lower gross margin for the quarter. Increased disc usage resulted from faster local delivery of DVDs to the Company’s subscribers. Faster delivery was enabled by certain software and operational improvements to the Company’s fulfillment operations during the quarter, including the roll-out of five additional metropolitan shipping centers.

Subscriber Acquisition Cost

Subscriber acquisition cost1 for the first quarter was $31.67 per new-trial subscriber compared to a cost of $25.44 for the first quarter 2002 and a cost of $33.31 for the fourth quarter 2002.

Non-GAAP Net Income, EBITDA, and Free Cash Flow

Netflix reported non-GAAP net income of $31,000, or $0.00 per diluted share, for the first quarter of 2003 compared to a non-GAAP net loss of $1.7 million, or a loss of $0.81 per diluted share, for the first quarter of 2002 and non-GAAP net income of $463 thousand, or $0.02 per diluted share, for the fourth quarter of 2002. Non-GAAP net income equals net loss on a GAAP basis before stock-based compensation expense. GAAP net loss was $4.5 million, or $0.20 per basic and diluted share, for the first quarter of 2003 compared to a GAAP net loss of $4.5 million, or $2.20 per basic and diluted share for the first quarter of 2002 and GAAP net loss of $2.3 million, or $0.10 per basic and diluted share, for the fourth quarter of 2002.

EBITDA for the first quarter 2003 was $8.4 million, up 117 percent compared to $3.9 million for the first quarter ended 2002 and up 4 percent compared to $8.1 million for the fourth quarter ended 2002. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as operating loss before stock-based compensation, depreciation of property and equipment, amortization of DVD library, amortization of intangibles, non-cash charges for equity granted to non-employees and loss on disposal of property and equipment.

Free cash flow for the first quarter 2003 was $5.5 million or 10 percent of revenue, up 671 percent from $0.7 million in the first quarter 2002 and up 16 percent compared to $4.7 million for the fourth quarter ended 2002. For the twelve months ended March 31, 2003, the Company generated $20.6 million of free cash flow and finished the first quarter with $110.3 million of cash and short-term investments. Less outstanding debt of

1 “Subscriber acquisition cost” or SAC is defined as the total marketing expense on the Company’s Statement of Operations divided by total new trial subscribers in the quarter.

$1.3 million, this equates to net cash of $109.0 million or $4.75 per issued and outstanding share. Non-GAAP free cash flow is defined as net cash provided by from operating activities less net cash used in investing activities excluding purchases of short-term investments. Cash provided by operating activities for the first quarter 2003 was $12.8 million up 97 percent from $6.5 million in the first quarter 2002 and down 11 percent compared to $14.4 million for the fourth quarter ended 2002.

Non-GAAP Estimated Subscriber Lifetime Value

The lifetime value of a Netflix subscriber increased 25% from the first quarter of 2002, as record low churn extended the expected average lifetime of a subscriber. The resulting 24% increase in lifetime revenue more than offset the higher costs associated with increased DVD usage during the quarter. Lifetime EBITDA increased to an estimated $102 per subscriber from $82 in the prior year.

Use of Non-GAAP Measures

In order to fully assess the Company’s financial results, management believes that Non-GAAP Net Income, EBITDA, Free Cash Flow and Estimated Subscriber Lifetime Value are appropriate measures of evaluating the operating and liquidity performance of the Company because it believes that investors and equity research analysts use these non-GAAP measures to evaluate its performance and to make informed investment decisions. Management also believes that these measures present a more representative measure of the operating and liquidity performance of the Company because they exclude the non-cash impact of stock option accounting. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, operating income, net income, net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A detailed reconciliation to the GAAP equivalents of these Non-GAAP measures is contained in tabular form on the attached unaudited financial statements.

Business Outlook

The Company’s performance expectations for the second quarter of 2003 and the full year 2003 are as follows:

Second Quarter, 2003

•	Ending subscribers of 1,110 to 1,160 thousand

•	Revenue of $60 to $64 million

•	Non-GAAP net income of $0.5 and $3.0 million.

•	EBITDA of $10 to $13 million

Full Year 2003

•	Revenue of $255 to $275 million

•	Non-GAAP net income of $6 to $9 million.

•	EBITDA of $47 to $55 million

•	Other Metrics: for the balance of the year, the Company expects gross margin, average monthly churn, and SAC to be in the following ranges;

•	Gross margin of 42 to 44 percent
•	Churn of 5 to 6.25 percent
•	SAC of $32 to $36

Float, Lock-Up Expiration, and Diluted Shares

The Company estimates the public float at approximately 13,733,944 shares as of March 31, 2003 based on 22,977,497 shares issued and outstanding less approximately 9,263,553 shares that are controlled by insiders, directors or executive officers of Netflix. The IPO lock-up has expired, and no outstanding shares are subject to a lock-up agreement of any kind. From time to time executive officers of Netflix may elect to sell stock in Netflix. All such sales are made pursuant to the terms of 10(b)5-1 Trading Plans.

Earnings Call

The Netflix earnings call will be web cast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://www.netflix.com or at http://www.prnewswire.com. Following the conclusion of the web cast, a replay of the call will be available via Netflix’s web site at http://www.netflix.com. A telephone replay is also available at (719) 457-0820 access code 482749.

About Netflix

Netflix (Nasdaq: NFLX) is the world’s largest online movie rental service providing more than one million subscribers access to over 14,500 DVD titles. For $19.95 a month, Netflix subscribers rent as many DVDs as they want and keep them as long as they want, with three movies out at a time. There are no due dates, no late fees and no shipping fees. DVDs are delivered for free by first-class mail from metropolitan shipping centers located throughout the United States. Netflix can reach more than half its subscribers with generally next-day delivery. The Company provides subscribers extensive information about DVD movies including critic reviews, member reviews, online trailers, ratings and personalized movie recommendations. For more information visit www.netflix.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our subscriber growth, revenues, non-GAAP net income, and EBITDA for the second quarter of 2003; our revenue, non-GAAP net income, EBITDA, gross margins, churn and subscriber acquisition costs for 2003 and subscriber lifetime value calculations. These statements are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to manage our growth, in particular managing our subscriber acquisition costs as well as the mix between revenue sharing titles and titles not subject to revenue sharing that are delivered to our subscribers; our ability to attract new subscribers and retain existing subscribers; fluctuations in consumer spending on DVD players, DVDs and related products; competition; disruption in service on our website or with our computer systems; deterioration of the U.S. economy or conditions specific to online commerce or the filmed entertainment industry; conditions that effect our delivery through the U.S. Postal Service, including increases in first class postage; increases in the costs of acquiring DVDs; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the SEC on March 31, 2003. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Netflix, Inc.

Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31, 2002	December 31, 2002	March 31, 2003
Revenues:
Subscription	$30,069	$44,978	$55,281
Sales	458	210	388

Total revenues	30,527	45,188	55,669
Cost of revenues:
Subscription	14,872	23,246	29,928
Sales	286	144	79

Total cost of revenues	15,158	23,390	30,007

Gross profit	15,369	21,798	25,662
Operating expenses:
Fulfillment	4,155	5,449	6,383
Technology and development	3,181	3,960	4,183
Marketing	7,938	10,492	13,207
General and administrative	1,309	1,920	2,248
Stock-based compensation	2,840	2,778	4,552

Total operating expenses	19,423	24,599	30,573

Operating loss	(4,054)	(2,801)	(4,911)
Other income (expense):
Interest and other income	74	637	581
Interest and other expense	(528)	(151)	(191)

Net loss	$(4,508)	$(2,315)	$(4,521)

Net loss per share:
Basic and diluted	$(2.20)	$(.10)	$(.20)

Weighted average shares outstanding:
Basic	2,047	22,223	22,737

Diluted	7,019	26,919	29,786

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA reconciliation:
Operating loss	$(4,054)	$(2,801)	$(4,911)
Add back:
Stock-based compensation	2,840	2,778	4,552

Non-GAAP operating income (loss)	(1,214)	(23)	(359)
Depreciation of property and equipment	1,457	1,438	1,333
Amortization of DVD library	2,917	5,849	6,620
Amortization of intangibles assets	706	808	809

EBITDA	$3,866	$8,072	$8,403

Non-GAAP net income (loss) reconciliation:
Net loss	$(4,508)	$(2,315)	$(4,521)
Add back:
Stock-based compensation	2,840	2,778	4,552

Non-GAAP net income (loss)	$(1,668)	$463	$31

Non-GAAP net income (loss) per share:
Diluted	$(.81)	$.02	$—

Netflix, Inc.

Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	As of
	December 31, 2002	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$59,814	$66,028
Short-term investments	43,796	44,304
Prepaid expenses	2,753	2,066
Prepaid revenue sharing expenses	303	622
Other current assets	409	174

Total current assets	107,075	113,194
DVD library, net	9,972	9,740
Intangible assets, net	6,094	5,285
Property and equipment, net	5,620	4,848
Deposits	1,690	1,694
Other assets	79	868

Total assets	$130,530	$135,629

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$20,350	$22,218
Accrued expenses	9,102	9,525
Deferred revenue	9,743	11,227
Current portion of capital lease obligations	1,231	940

Total current liabilities	40,426	43,910
Deferred rent	288	279
Capital lease obligations, less current portion	460	376

Total liabilities	41,174	44,565
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 150,000,000 shares authorized at December 31, 2002 and March 31, 2003; 22,445,795 and 22,977,497 issued and outstanding at December 31, 2002 and March 31, 2003, respectively	22	23
Additional paid-in capital	259,172	264,765
Deferred stock-based compensation	(11,399)	(10,892)
Accumulated other comprehensive income	774	902
Accumulated deficit	(159,213)	(163,734)

Total stockholders’ (deficit) equity	89,356	91,064

Total liabilities and stockholders’ (deficit) equity	$130,530	$135,629

Netflix, Inc.

Statements of Cash Flows

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31, 2002	December 31, 2002	March 31, 2003
Cash flows from operating activities:
Net loss	$(4,508)	$(2,315)	$(4,521)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of property and equipment	1,457	1,438	1,333
Amortization of DVD library	2,917	5,849	6,620
Amortization of intangible assets	706	808	809
Stock-based compensation expense	2,840	2,778	4,552
Gain on disposal of DVDs	(283)	(205)	(367)
Noncash interest expense	395	31	32
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(773)	272	603
Accounts payable	2,577	2,202	1,868
Accrued expenses	(186)	994	423
Deferred revenue	1,350	2,564	1,484
Deferred rent	13	3	(9)

Net cash (used in) provided by operating activities	6,505	14,419	12,827

Cash flows from investing activities:
Purchases of short-term investments	—	(408)	(380)
Purchases of property and equipment	(95)	(1,188)	(561)
Acquisitions of DVD library	(6,161)	(8,756)	(6,409)
Proceeds from sale of DVDs	458	210	388
Deposits and other assets	—	21	(793)

Net cash used in investing activities	(5,798)	(10,121)	(7,755)

Cash flows from financing activities:
Proceeds from issuance of common stock	87	1,414	1,549
Repurchases of common stock	—	(3)	—
Principal payments on notes payable and capital lease obligations	(1,254)	(216)	(407)

Net cash provided by financing activities	(1,167)	1,195	1,142

Net increase in cash and cash equivalents	(460)	5,493	6,214
Cash and cash equivalents, beginning of period	16,131	54,321	59,814

Cash and cash equivalents, end of period	$15,671	$59,814	$66,028

Non-GAAP Free Cash Flow reconciliation:
Net cash provided by operating activities	$6,505	$14,419	$12,827
Purchases of property and equipment	(95)	(1,188)	(561)
Acquisitions of DVD library	(6,161)	(8,756)	(6,409)
Proceeds from sale of DVDs	458	210	388
Deposits and other assets	—	21	(793)

Non-GAAP Free Cash Flow	$707	$4,706	$5,452

Supplemental disclosure:
Cash paid for interest	$136	$121	$158
Noncash investing and financing activities:
Purchase of assets under capital lease obligations	$583	$—	$—
Exchange of Series F non-voting convertible preferred stock for intangible asset	$1,213	$—	$—
Unrealized gain on short-term investments	$—	$171	$128

Netflix, Inc.

Other data

(Unaudited)

(in thousands, except subscriber acquisition cost)

	Three Months Ended
	Mar 31, 2002	Dec 31, 2002	Mar 31, 2003
Subscribers:
New Trial Subscribers: during period	312	315	417
New Trial Subscribers year to year change	117%	39%	34%
New Trial Subscribers quarter to quarter sequential change	37%	14%	32%
Subscribers: end of period	603	857	1,052
Subscribers year to year change	99%	88%	74%
Subscribers quarter to quarter sequential change	32%	15%	23%
Free subscribers: end of period	41	61	43
Free subscribers as percentage of ending subscribers	6.8%	7.1%	4.1%
Paid subscribers: end of period	562	796	1,009
Year to year change	93%	99%	80%
Qtr. to Qtr. sequential change	41%	12%	27%
Subscriber churn (monthly)	7.2%	6.3%	5.8%
Subscriber Acquisition Cost	$25.44	$33.31	$31.67

Margins:
Gross margin	50.3%	48.2%	46.1%
EBITDA margin	12.7%	17.9%	15.1%
Operating margin	(13.3%)	(6.2%)	(8.8%)
Non-GAAP operating margin	(4.0%)	(0.1%)	(0.6%)
Net margin	(14.8%)	(5.1%)	(8.1%)
Non-GAAP net margin	(5.5%)	1.0%	0.1%
Expenses as percentage of revenues:
Fulfillment	13.6%	12.1%	11.5%
Technology and development	10.4%	8.8%	7.5%
Marketing	26.0%	23.2%	23.7%
General and administrative	4.3%	4.2%	4.0%

Operating expenses before stock-based compensation	54.3%	48.3%	46.7%
Stock-based compensation	9.3%	6.1%	8.2%

Total operating expenses	63.6%	54.4%	54.9%

Year to year change:
Subscription revenues	76.3%	110.6%	83.8%
Sales revenues	100.0%	(18.0%)	(15.3%)

Total revenues	79.0%	109.0%	82.4%
Fulfillment	15.0%	83.7%	53.6%
Technology and development	(41.9%)	36.5%	31.5%
Marketing	19.3%	53.3%	66.4%
General and administrative	(13.5%)	73.0%	71.7%

Operating expenses before stock-based compensation	(3.9%)	57.9%	56.9%
Stock-based compensation	39.0%	181.5%	60.3%

Total operating expenses	0.7%	66.1%	57.4%

Non-GAAP Estimated Subscriber Lifetime Value*

Three Months Ended

	March 31, 2002	March 31, 2003	Calculation Methodology

Monthly subscription charge	$19.95	$19.95	Standard subscription fee for three out program
Monthly churn	7.2%	5.8%	Reported churn rate
Implied subscriber lifetime (months)	13.9	17.2	Reciprocal of reported churn
Implied lifetime revenue	$277	$343	Implied subscriber life multiplied by monthly subscription charge

Cost of revenues	137	185	Reported costs of revenue margin multiplied by implied lifetime revenue

Gross profit per subscriber	140	158
Gross Margin	50.4%	46.1%
Operating expenses:
Fulfillment	38	39	Reported GAAP-based fulfillment expense margin multiplied by implied lifetime revenue
Technology and development	29	25	Reported GAAP-based T&D expense margin multiplied by implied lifetime revenue
Marketing	25	32	Reported subscriber acquisition cost (SAC)
General and administrative	12	14	Reported GAAP-based G&A expense margin multiplied by implied lifetime revenue

Total Operating expenses	104	110

Non-GAAP operating income	$36	$48
Addback: Depreciation & amortization	46	54	Reported GAAP-based depreciation & amortization margin multiplied by implied lifetime revenue

EBITDA	$82	$102

EBITDA reconciliation:
Operating income	$10	$20
Addback: Stock-based compensation	26	28	Reported GAAP-based stock-based compensation expense margin multiplied by implied lifetime revenue

Non-GAAP operating income	36	48
Addback: Depreciation & amortization	46	54

EBITDA	$82	$102

*This calculation is intended to reflect income from a hypothetical subscriber paying a monthly fee of $19.95 and is not intended to reflect a revenue per subscriber calculation. Numbers have been rounded.

Non-GAAP Guidance Reconciliation Schedule

	Second Quarter, 2003 Guidance Range
Non-GAAP net income (loss) reconciliation:
Net income (loss)	$(600)	$400
Add back:
Stock-based compensation	1,100	2,600

Non-GAAP net income (loss)	$500	$3,000

EBITDA reconciliation:
Operating loss	$(1,100)	$(100)
Add back:
Stock-based compensation	1,100	2,600
Depreciation and amortization	10,000	10,500

EBITDA	$10,000	$13,000

	Fiscal Year, 2003 Guidance Range
Non-GAAP net income (loss) reconciliation:
Net income (loss)	$(2,500)	$(4,000)
Add back:
Stock-based compensation	8,500	13,000

Non-GAAP net income (loss)	$6,000	$9,000

EBITDA reconciliation:
Operating loss	$(3,800)	$(5,500)
Add back:
Stock-based compensation	8,500	13,000
Depreciation and amortization	42,300	47,500

EBITDA	$47,000	$55,000